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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Option Plan, the 1999 Employee Stock Purchase Plan, the 2001 Nonstatutory Stock Option Plan, the Transwave Fiber, Inc. Amended and Restated 2000 Stock Option Plan, the Medusa Technologies, Inc. 1999 Stock Option Plan and the Shomiti Systems, Inc. 1995 Stock Plan of Finisar Corporation of our report dated May 29, 2001, with respect to the consolidated financial statements of Finisar Corporation for the year ended April 30, 2001 included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Palo Alto, California July 13, 2001

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS